UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 3, 2026

This Supplement, dated July 6, 2026, supplements the definitive Proxy Statement of Rocky Mountain Chocolate Factory, Inc. (the “Company,” “RMCF,” “we,” “us,” “our” and similar terms), dated June 29, 2026, and is furnished to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company’s 2026 Annual Meeting of Stockholders to be held on August 3, 2026, or any adjournment or postponement thereof. This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is first being made available to the Company’s stockholders on or about July 6, 2026.

This Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendations of the Board in relation thereto, which are described in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the 2026 Annual Meeting. The Proxy Statement contains other important additional information, and we encourage you to carefully read this Supplement together with the Proxy Statement in their entirety.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

CEO Leadership Transition

As previously reported on Current Reports on Form 8-K filed by the Company with the SEC on June 26, 2026, June 30, 2026, and July 6, 2026, the Company’s Board of Directors (the “Board”) appointed a new interim Chief Executive Officer (“CEO”). On June 21, 2026, Mr. Jeffrey R Geygan notified the Board of his resignation as interim CEO of the Company, effective June 26, 2026. Mr. Geygan remains as a member of the Board.

On June 29, 2026, the Board appointed Allen C. Harper as interim CEO and Principal Executive Officer of the Company, effective immediately. Mr. Harper, age 81, served as Chief Executive Officer of American Heritage Railways, Inc. (“AHR”) until his resignation from that position in connection with his appointment, and continues to serve as Chairman of AHR’s board of directors. AHR operates tourist railroad and related hospitality and entertainment businesses through subsidiaries including the Durango & Silverton Narrow Gauge Railroad and the Great Smoky Mountains Railroad. AHR is not a parent or subsidiary of the Company but, by virtue of its beneficial ownership of the Company’s common stock, may be deemed an affiliate of the Company. During the past five years, Mr. Harper’s principal occupations have included his service as Chief Executive Officer and Chairman of AHR and Chief Executive Officer of Rail Events, Inc., where he managed licensing agreements, including The Polar Express, and oversaw American Heritage Railways Hotels and True West Rodeos. Mr. Harper previously served as a member of the Board from November 2024 to September 2025. His prior business experience includes service as board Chair and Chief Executive Officer of Esslinger Wooten Maxwell, Inc. Realtors and as board Chair and President of First Reserve Realty, Inc; board Chair of Recchi American, Inc.; and a board Member of the Florida East Coast Railroad. Earlier in his career, he served as board Chair of First American Railways, Inc. and as President of Cheezem Development Corporation. Mr. Harper is a licensed real estate broker in Florida. He holds a Bachelor of Arts degree in Business and Sociology from Principia College and completed postgraduate studies in Finance at the University of Missouri, St. Louis.

Mr. Harper is also the controlling shareholder of AHR, which has reported beneficial ownership of 810,459 shares of the Company’s common stock in a Schedule 13D/A filed with the Securities and Exchange Commission on June 10, 2026. Mr. Harper also directly owns 1,911 shares of the Company’s common stock, resulting in reported beneficial ownership of 812,370 shares. Except as described above with respect to Mr. Harper’s affiliations with AHR and its affiliates, there are no transactions or relationships between Mr. Harper (or his immediate family members) and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Mr. Harper and any other person pursuant to which he was appointed as interim Chief Executive Officer and Principal Executive Officer of the Company. There are no family relationships between Mr. Harper and any director or executive officer of the Company that would require disclosure pursuant to Item 401(d) of Regulation S-K.

In connection with Mr. Harper’s appointment, the Board approved aggregate compensation of $200,000 for the interim service period, to be paid in a combination of cash and restricted stock units. The Company has not yet finalized the allocation between cash and restricted stock units or certain other material terms of Mr. Harper’s compensation arrangements. Any such arrangements will be disclosed in a subsequent filing, as required.